EXHIBIT 99.5

Information related to Total System Services, Inc.’s business and operations and information related to certain material regulatory matters related to Total System Services, Inc.’s business

Unless the context otherwise requires, all references herein to “TSYS,” the “Company,” “we,” “our,” or “us” refer to Total System Services, Inc. and its consolidated subsidiaries and references to “management” refer to the management of TSYS.

Business. Based in Columbus, Georgia, and traded on the New York Stock Exchange under the symbol “TSS,” we are a global payment solutions provider that provides payment processing services, merchant services and related payment services to financial and nonfinancial institutions. In addition, we provide general purpose reloadable (“GPR”) prepaid debit and payroll cards, demand deposit accounts and other financial service solutions to the underbanked and other consumers and businesses. The services we provide are divided into three operating segments, Issuer Solutions, which accounted for 46% of our revenues in 2018, Merchant Solutions, which accounted for 34% of our revenues in 2018 and Consumer Solutions, which accounted for 20% of our revenues in 2018.

Seasonality. Due to the somewhat seasonal nature of the payments industry, our revenues and results of operations have generally increased in the fourth quarter of each year because of increased transaction and authorization volumes during the traditional holiday shopping season.

Intellectual Property. Our intellectual property portfolio is a component of our ability to provide of transaction processing and other payment-related services. We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our proprietary technology. We also use various licensed intellectual property to conduct our business. In addition to using our intellectual property in our own operations, we grant licenses to certain of our clients to use our intellectual property.

Major Customers. A significant amount of our revenues is derived from long-term contracts with large clients. The loss of one of our large clients could have a material adverse effect on our financial position, results of operations and cash flows. See “Major Customer” and “Operating Segments” under the “Financial Review” Section of Management’s Discussion and Analysis of Financial Condition and Results of Operations of Total System Services, Inc. for the year ended December 31, 2018, in Exhibit 99.3 to this Current Report on Form 8-Kand Note 21 in the Notes to the Consolidated Financial Statements included in Exhibit 99.1 to this Current Report on Form 8-K.

Competition. Each of our three business segments encounters vigorous competition in connection with the services it provides.

Issuer Solutions. Our Issuer Solutions segment encounters competition from credit card processing firms, third-party card processing software vendors and various other firms that provide products and services to credit card issuers in the United States and internationally. The United States market for third party processing for credit card issuers is primarily serviced by three vendors, including TSYS, with our largest competitor being a subsidiary of First Data Corporation. We believe that as of December 31, 2018, we are the largest third party processor for credit card issuers in North America and one of the largest in Europe based on net revenues derived from solutions for credit card issuers. Further, we believe that during 2018 we provided issuer processing services for approximately 40% of the domestic Visa and Mastercard credit card accounts issued in the United States, approximately 80% issued in Canada and approximately 20% issued in TSYS’ Home European Markets (UK, Ireland, Netherlands, Italy, Germany and Switzerland). The principal methods of competition between us and our competitors are system performance and reliability, servicing capability, breadth of features and functionality, disaster recovery capabilities and business continuity preparedness, data security, scalability and flexibility of infrastructure and price.

Merchant Solutions. Our Merchant Solutions segment competes with financial institutions and merchant acquirers who provide businesses with merchant acquiring services and related services. Our primary competitors include First Data Corporation (and its alliances), Worldpay, Inc., Global Payments Inc., Square, Inc. and Elavon, Inc. We also provide third party processing and related services to other merchant acquirers, as well as Independent Sales Organizations (“ISOs”) and financial institutions. We believe that as of December 31, 2018, we are the fifth largest merchant acquirer in the small and medium-sized business segment (merchants who have less than $5 million in annual bankcard sales volume) in the United States based on net revenue and one of the top two providers of third party processing services. The principal methods of competition between us and our competitors include quality of distribution partners, breadth of features and functionality, service levels, system performance and reliability, data security and price.

Consumer Solutions. Our Consumer Solutions segment primarily competes with other demand deposit account and prepaid debit account program managers to provide the underbanked and other consumers and businesses with financial service solutions. Our primary competitors in this space include Green Dot Corporation, InComm and First Data Corporation. As of December 31, 2018, we believe that we are one of the top two largest prepaid program managers in the United States based on gross dollar volume (total spending on the accounts we manage) processed during 2018. The principal methods of competition between us and our competitors include diversity and strength of distribution, breadth and strength of innovative features and functionality, quality of service, reliability of system performance and security and price.

Regulation and Examination. Government regulation affects key aspects of our business, in the U.S. as well as internationally. In addition, we are registered with Visa, Mastercard, American Express and the Discover Network as a service provider and are subject to their respective rules which subject us to a variety of fines or penalties that may be levied by the card networks for certain acts or omissions. Set forth below is a brief summary of some of the significant laws and regulations that apply to us. These descriptions are not exhaustive and are qualified in their entirety by reference to the particular statutory or regulatory provision, which provisions are subject to change.

Banking Laws and Regulations. Because we provide electronic payment processing services to banks and other financial institutions, we are subject to examination by the Federal Financial Institutions Examination Council (“FFIEC”), an interagency body comprised primarily of federal banking regulators, and also subject to examination by the various state financial regulatory agencies which supervise and regulate the financial institutions for which we provide electronic payment processing and other payment related services. The FFIEC examines large data processors in order to identify and mitigate risks associated with systemically significant service providers, including specifically the risks they may pose to the banking industry.

Money Transmission, Sale of Checks and Payment Instrument Laws and Regulations. Our Consumer Solutions segment is subject to money transfer and payment instrument licensing regulations. We have obtained licenses to operate as a money transmitter, seller of checks and/or provider of payment instruments in 48 states and the District of Columbia. In the remaining U.S. jurisdictions we either have an application pending or the jurisdiction does not currently regulate money transmission.

In those states where we are licensed as a money transmitter, seller of checks and/or provider of payment instruments, our Consumer Solutions segment is subject to direct supervision and regulation by the relevant state banking departments or similar agencies charged with enforcement of the relevant statutes and we must comply with various requirements, such as those related to the maintenance of a certain level of net worth, surety bonding, selection and oversight of our authorized agents, maintaining permissible investments in an amount equal to or in excess of our outstanding payment obligations, recordkeeping and reporting and disclosures to consumers. Our Consumer Solutions segment is also subject to periodic examinations by the relevant licensing authorities, which may include reviews of our compliance practices, policies and procedures, financial position and related records, various agreements that we have with our issuing banks, distributors and other third parties, privacy and data security policies and procedures and other matters related to our business.

Privacy, Information Security, and Other Business Practices Regulation. Aspects of our business are also subject, directly or indirectly, to business and trade practices regulation in the United States, the European Union and elsewhere. For example, in the United States, we and our financial institution clients are, respectively, subject to the Federal Trade Commission’s and the federal banking regulators’ privacy and information safeguarding requirements under the Gramm-Leach-Bliley Act. These requirements limit the manner in which personal information may be collected, stored, used and disclosed. The Federal Trade Commission’s information safeguarding rules require us to develop, implement and maintain a written, comprehensive information security program containing safeguards that are appropriate for our size and complexity, the nature and scope of our activities and the sensitivity of any customer information at issue. Our financial institution clients in the United States are subject to similar requirements under the guidelines issued by the federal banking regulators. As part of their compliance with these requirements, each of our U.S. financial institution clients is expected to have a program in place for responding to unauthorized access to, or use of, customer information that could result in substantial harm or inconvenience to customers and they are also responsible for our compliance efforts as a major service provider. In many jurisdictions, including every U.S. State, consumers must be notified in the event of a data breach, and such notification requirements continue to increase in scope and cost. The changing privacy laws in the United States, Europe and elsewhere, including the adoption by the European Union of the General Data Protection Regulation, which became effective in May 2018, and the California Consumer Privacy Act, which is scheduled to become effective in January 2020, create new individual privacy rights and impose increased obligations on companies handling personal data. In addition, multiple states, Congress and regulators outside the United States are considering similar laws or regulations which could create new individual privacy rights and impose increased obligations on companies handling personal data. Information concerning our cybersecurity risks and how a cybersecurity incident could materially affect our business is discussed in Exhibit 99.6 to this Current Report on Form 8-K under the caption “Security breaches of our systems, including as a result of cyber-attacks, may damage client relations, our reputation and expose us to financial liability.”

Anti-money Laundering and Counter Terrorist Regulation. The Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) has issued a rule regarding the applicability of the Bank Secrecy Act’s anti-money laundering provisions to “prepaid access programs.” This rulemaking clarifies the anti-money laundering obligations for entities, such as our Consumer Solutions business and its distributors, engaged in the provision and sale of prepaid access devices like our GPR prepaid cards. We have registered with FinCEN as a money services business. This registration results in our having direct responsibility to maintain and implement an anti-money laundering compliance program.

We are subject to anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and other laws that generally prohibit the making or offering of improper payments to foreign government officials and political figures for the purpose of obtaining or retaining business or to gain an unfair business advantage. In addition, as are all U.S. persons, we are also subject to regulations imposed by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) which prohibit or restrict financial and other transactions with specified countries and designated individuals and entities such as terrorists and narcotics traffickers. We have procedures and controls in place which are designed to protect against having direct business dealings with such prohibited countries, individuals or entities. We also have procedures and controls in place which are designed to allow our processing clients to protect against having direct business dealings with such prohibited countries, individuals or entities.

The Dodd-Frank Act. We and the rest of the financial services industry continue to experience increased legislative and regulatory scrutiny, including the enactment of additional legislative and regulatory initiatives such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Reform Act”) in 2010. The Reform Act has resulted in significant structural and other changes to the regulation of the financial services industry. The Reform Act, among other things, provides for the regulation and oversight by the Board of Governors of the Federal Reserve System (“Board”) of debit interchange fees that are typically paid by acquirers and charged or received by a payment card network for the purpose of compensating an issuer for its involvement in an electronic debit transaction. In accordance with the Reform Act, the Board capped the maximum U.S. debit interchange fee assessed for debit cards issued by large financial institutions at twenty-one cents per transaction plus five basis points, before applying a fraud prevention adjustment of up to an additional one cent. The cap on debit interchange fees has not had a significant negative impact on our business.

The Reform Act also created the Consumer Financial Protection Bureau (“CFPB”) with responsibility for regulating consumer financial products and services and enforcing most federal consumer protection laws in the area of financial services, including consumer credit and the prepaid card industry. For example, the CFPB has promulgated a new rule regarding prepaid financial products, which, among other things, will establish new disclosure requirements specific to prepaid accounts, eliminate certain fees that may currently be imposed on prepaid accounts, and make it more difficult for a prepaid card provider such as our Consumer Solutions segment to offer courtesy overdraft protection on prepaid accounts. The rule is scheduled to become effective April 1, 2019. Similarly, other future actions of the CFPB may make payment card or product transactions generally less attractive to card issuers, acquirers, consumers and merchants, and thus negatively impact our business. In addition, the Reform Act created a Financial Stability Oversight Council that has the authority to determine whether nonbank financial companies such as TSYS should be supervised by the Board because they are systemically important to the U.S. financial system. To date, the Financial Stability Oversight Council does not appear to be focused on regulating entities such as TSYS. However, any such future designation would result in increased regulatory burdens on our business.

State Wage Payment Laws and Regulations. The use of payroll card programs as a means for an employer to remit wages or other compensation to its employees or independent contractors is governed by state labor laws related to wage payments, which laws are subject to change. The paycard portion of our Consumer Solutions segment includes payroll cards and convenience checks and is designed to allow employers to comply with applicable state wage and hour laws. Most states permit the use of payroll cards as a method of paying wages to employees, either through statutory provisions allowing such use or, in the absence of specific statutory guidance, the adoption by state labor departments of formal or informal policies allowing for their use. Nearly every state allowing payroll cards places certain requirements and/or restrictions on their use as a wage payment method, the most common of which involve obtaining the prior written consent of the employee, limitations on fees and disclosure requirements.

Telephone Consumer Protection Act. We are subject to the Federal Telephone Consumer Protection Act and various state laws to the extent we place telephone calls and short message service (“SMS”) messages to clients and consumers. The Telephone Consumer Protection Act regulates certain telephone calls and SMS messages placed using automatic telephone dialing systems or artificial or prerecorded voices.

Escheat Laws. We are subject to unclaimed or abandoned property laws in the United States and in foreign countries that require us to transfer to certain government authorities the unclaimed property of others that we hold when that property has been unclaimed for a certain period of time. Moreover, we are subject to audit by state regulatory authorities with regard to our escheatment practices.

Employees. As of December 31, 2018, we had approximately 12,820 employees.

Available Information. Our website address is www.tsys.com. You may obtain free electronic copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports in the Investor Relations section of our website under the heading “SEC Filings.” These reports are available on our website as soon as reasonably practicable after we electronically file them with the Securities and Exchange Commission.

We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees and have also adopted Corporate Governance Guidelines. Our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of our board committees are available in the Corporate Governance section of our website at www.tsys.com under “Investor Relations” then “Corporate Governance.”

For more information about our business see the “Financial Overview” Section and the “Financial Review” Section of Management’s Discussion and Analysis of Financial Condition and Results of Operations of Total System Services, Inc. for the year ended December 31, 2018, in Exhibit 99.3 to this Current Report on Form 8-Kand Note 1, Note 8, Note 15, Note 21 and Note 23 of Notes to the Consolidated Financial Statements in Exhibit 99.1 to this Current Report on Form 8-K.